EXHIBIT 99.1

PENN TREATY APPOINTS NEW DIRECTORS

Allentown, PA: May 1, 2008: Penn Treaty American Corporation (NYSE: PTA) today announced the appointment of Alan S. Parsow, Robert J. Beutel and Sean T. Mullen to the Company’s Board of Directors. The appointments fill vacancies created by the recent retirement of directors Domenic Stangherlin and Frank Grebe, and a previously unfilled seat.

Domenic Stangherlin served as a director of Penn Treaty and its subsidiaries since 1971 and Frank Grebe served since 1999.

Gene Woznicki, Penn Treaty’s Chairman, stated “Mr. Stangherlin and Mr. Grebe have contributed significantly over the years to Penn Treaty. Their support for the shareholders has been unwavering throughout the years. As we move forward, I believe our shareholders will be greatly served by these new members.”

William Hunt, Penn Treaty’s President and C.E.O., added, “I am pleased to welcome Messrs. Parsow, Beutel and Mullen to our Board of Directors. This change signifies another step in the process of enhancing value for Penn Treaty stakeholders. Their backgrounds, expertise and skills will be very valuable as we continue to execute our plans of profitable growth.”

About the new members:

Alan S. Parsow manages Elkhorn Partners, Elkhorn, Nebraska, a conservatively managed growth and income investment partnership. Elkhorn Partners owns approximately 9.9% of Penn Treaty’s outstanding common stock. Mr. Parsow currently serves as a Trustee for HSBC Investor Funds Group and is a former director of several publicly traded companies.

Robert J. Beutel is President of Oakwest Corporation Ltd, Toronto, Ontario, an investment management and holding company. Mr. Beutel is a director of several public and private companies, including Chairman of Strongco Income Fund and Hanfeng Evergreen, Inc. He also serves as director of Accord Financial Group and Tricon Forfaiting Fund Limited.

Sean T. Mullen is a Shareholder of Hancock & Dana, PC, Omaha, Nebraska, an accounting professional firm providing tax, legal and management consulting services. His principle areas of practice include transaction structuring, valuation issues and litigation support, family wealth planning and financial and tax planning. He is a member of the Nebraska and Iowa Bar Associations and is admitted to the U.S. Tax Court.

The Company, through its wholly owned direct and indirect subsidiaries, Penn Treaty Network America Insurance Company, American Network Insurance Company, American Independent Network Insurance Company of New York, United Insurance Group Agency, Inc., Network Insurance Senior Health Division and Senior Financial Consultants Company, is primarily engaged in the underwriting, marketing and sale of individual and group accident and health insurance products, principally covering long-term nursing home and home health care.

Source: Penn Treaty American Corporation

Contact: Cameron Waite, Executive VP, Strategic Operations

800.222.3469

cwaite@penntreaty.com

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